Exhibit 10.36

ODYSSEY MARINE EXPLORATION, INC.

5215 West Laurel Street

Tampa, Florida 33607

(813) 876-1776

August 7, 2014

Mark D. Gordon

5215 West Laurel Street

Tampa, Florida 33607

Dear Mark:

On behalf of Odyssey Marine Exploration, Inc. (“Odyssey”), I am pleased to provide you with confirmation of the following terms and conditions of your employment with Odyssey and your appointment to the position of Chief Executive Officer.

1. Employment Period. The initial term of your employment under this letter agreement (this “Agreement”) will commence on the date of execution of the Agreement (the “Effective Date”) and end on the third anniversary of the Effective Date (the “Initial Term”) unless terminated earlier pursuant to Section 3 of this Agreement; provided, however, that as of the expiration date of each of (i) the Initial Term and (ii) if applicable, any Renewal Period (as defined below), the Employment Period will automatically be extended for a one-year period (each, a “Renewal Period”), unless either party gives at least ninety (90) days written notice (a “Notice of Non-Renewal”) prior to such expiration date of his or its intention not to renew the Employment Period (the Initial Term and each subsequent Renewal Period shall constitute the “Employment Period”). The Employment Period shall automatically end upon termination of your employment for any reason.

2. Terms of Employment.

a. Position. During the Employment Period, you shall serve as President and Chief Operating Officer of Odyssey and, effective as of October 1, 2014 (or such earlier date as the current Chief Executive Officer ceases serving in such position or you elect to assume that position), Chief Executive Officer of Odyssey, with such duties and responsibilities as are commensurate with such positions and as they are from time to time assigned in good faith by the Board of Directors of Odyssey (the “Board”) consistent with the terms and provisions of this Agreement. In performing your duties hereunder, you shall report directly to the Board. You shall also serve as a member of the Board during the Employment Period. Without your prior written consent, Odyssey will not relocate your principal place of employment by more than 40 miles away from the location of your current primary workplace.

b. Duties. During the course of your employment with Odyssey, you will dedicate substantially all of your business time and efforts to the business and affairs of Odyssey and use your reasonable best efforts to fulfill your duties and obligations hereunder; provided that, nothing herein will prevent you from (i) participating in industry, trade, professional, charitable and community activities, (ii) serving on corporate, civic or charitable boards or committees as mutually agreed by us and you, (iii) delivering lectures, fulfilling speaking

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August 6, 2014

engagements, or teaching at educational institutions, and (iv) managing your personal investments and affairs, in each case so long as such activities do not materially conflict or interfere with the performance of your responsibilities to Odyssey hereunder.

c. Compensation

i. Base Salary. During the Employment Period, you shall receive an initial annual base salary of $295,000, which shall be increased to $350,000 upon your appointment as Chief Executive Officer of Odyssey (less payroll taxes and required withholdings) (the “Base Salary”), paid semi-monthly. The Base Salary will be reviewed by the Board or the Compensation Committee of the Board (the “Compensation Committee”) at least annually for increase (but not for decrease), with the first review to be conducted with the annual review of the compensation of all executive officers at the end of 2014. The Base Salary, as then increased, will be the “Base Salary” for all purposes of this Agreement.

ii. Annual Bonuses. During the Employment Period, Odyssey will establish a performance-based bonus plan (the “Plan”) pursuant to which you will be eligible to receive an annual bonus (the “Bonus”) with respect to each fiscal year of Odyssey (a “Fiscal Year”) ending during the Employment Period (each, a “Bonus Year”). The Board or the Compensation Committee will administer the Plan and, in consultation with you, will establish performance objectives for each Fiscal Year, which performance objectives shall be reasonably related to Odyssey’s business objectives. In the event that, with respect to the applicable Fiscal Year ending during the Employment Period, Odyssey achieves the pre-established target performance goals and you achieve the pre-established individual strategic objectives based on actual performance, you will be entitled to receive a Bonus in an amount that shall be no less than 70% of your Base Salary during such Fiscal Year (“Target Bonus”); provided, however, that the Board and/or Compensation Committee may also provide discretionary bonuses to you under the Plan. Subject to Section 4, you will be entitled to receive the Bonus only upon Odyssey’s achievement of the specified performance objectives and if you are employed on the last day of the applicable Bonus Year. The Bonus shall be paid no later than March 15 of the year following the end of the applicable Bonus Year, provided that the Board or Compensation Committee finally determines (x) that Odyssey has achieved the applicable performance objectives and (y) the amount of the bonus that shall be paid to each senior executive under the Plan for the applicable Bonus Year. If the Board or Compensation Committee has not made such final determination by March 15 of such year, the Bonus (if any) shall instead be paid as soon as practicable thereafter during such year.

iii. Equity Awards.

(A) Within 15 business days of the Effective Date, Odyssey will issue to you 100,000 shares of its Common Stock, $0.0001 par value per share (the “Common Stock”) under Odyssey’s 2005 Stock Incentive Plan (the “2005 Plan”). Such shares will be fully vested and registered for resale with the Securities and Exchange Commission on the date of issuance, and will not be subject to forfeiture or any rights of repurchase by Odyssey.

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August 6, 2014

(B) On the earlier to occur of the date you are appointed CEO and October 1, 2014, Odyssey will grant you 500,000 restricted shares of Common Stock (the “Restricted Shares”) under the 2005 Plan. The Restricted Shares will be issued out of shares of Common Stock reserved for issuance under the 2005 Plan, registered on Form S-8, and will be granted on terms and subject to conditions of the 2005 Plan and a separate restricted stock award agreement reflecting the provisions of this Agreement. The award of Restricted Shares hereunder has been approved by the Compensation Committee and the Board, and will vest in accordance with the following stock performance standards:

•	125,000 Restricted Shares will vest when the average closing share price of the Common Stock for any 20 consecutive trading days is $3.50 or higher;

•	125,000 Restricted Shares will vest when the average closing share price for any 20 consecutive trading days is $4.00 or higher;

•	125,000 of the Restricted Shares will vest when the average closing share price for any 20 consecutive trading days is $4.50 or higher; and

•	125,000 Restricted Shares will vest when the average closing share price for any 20 consecutive trading days is $5.00 or higher.

Upon satisfaction of a particular share price vesting target, all lower share price vesting targets will be deemed satisfied and the shares associated therewith fully vested. Any Restricted Shares that remain unvested on the 5th anniversary of the date of grant will be forfeited as of 12:00 am on the next day. Vesting is subject to your continuous service with Odyssey. Effective immediately prior to the consummation of a Change of Control (as defined below) in which the consideration payable to shareholders of Odyssey in respect of a share of Common Stock has a value equal to or greater than $3.50 or if immediately prior to the effectiveness of a Change of Control the closing price per share of Common Stock is equal to or greater than $3.50, all outstanding Restricted Shares shall become fully vested.

(C) Annual Long Term Incentive Awards. With respect to each fiscal year of Odyssey ending during the Employment Period, you will be eligible to receive grants of equity compensation pursuant to Odyssey’s Long-Term Incentive Award program with a target value of no less than 125% of your Base Salary (based on the grant date value of any such award). The terms and conditions applicable to each such award will be determined by the Compensation Committee and will be no less favorable than those that apply to similarly situated senior executives of Odyssey.

v. Benefits. During the Employment Period, you will be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to senior executives of Odyssey and its direct and indirect subsidiaries and will be eligible for participation in, and shall receive all benefits under, welfare benefit plans, practices, policies and programs provided by Odyssey to the extent applicable generally to other senior executives of Odyssey (“Benefit Plans”), in each case on a basis which is no less

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favorable than is provided to other similarly situated senior executives of Odyssey. Odyssey reserves the right to amend or cancel any Benefit Plans at any time in its sole discretion, subject to the terms of such Benefit Plan and applicable law.

vi. Vacation; Paid Time-off. During the Employment Period, you will be entitled to paid vacation on a basis that is at least as favorable as that provided to other similarly situated senior executives of Odyssey. You will also receive other paid time-off in accordance with Odyssey’s policies for executive officers as such policies may exist from time to time.

vii. Expenses. During the Employment Period, you will be entitled to receive reimbursement for all reasonable out-of-pocket business, entertainment, and travel expenses you incur in the performance of your duties hereunder provided that such expenses are incurred in accordance with Odyssey’s applicable expense reimbursement policies and procedures then in effect.

viii. Fringe Benefits and Perquisites. During the Employment Period, you will be entitled to fringe benefits and perquisites consistent with the practices of Odyssey, and to the extent Odyssey provides similar benefits or perquisites (or both) to similarly situated senior executives of Odyssey. Notwithstanding the foregoing, each year during the Employment Period, Odyssey shall reimburse you for the amount of your membership dues and related business expenses for the World President Organization or comparable organizations in an amount not to exceed $20,000 in any calendar year.

ix. Legal Fees Incurred in Negotiating the Agreement. Odyssey will pay or you will be reimbursed by Odyssey for the amount of all reasonable legal fees and expenses reasonably incurred by you in connection with the negotiation and preparation of this Agreement, subject to a maximum of $15,000.

3. Termination of Employment.

a. Death or Disability. Your employment hereunder will terminate automatically upon your death during the Employment Period. If you become subject to a Disability during the Employment Period (pursuant to the definition of Disability set forth below), Odyssey may give you written notice in accordance with Sections 3(e) and 9(f) of its intention to terminate your employment. In such event, your employment with Odyssey will terminate effective on the 30th day after receipt of such notice by you (the “Disability Effective Date”). For purposes of this Agreement, “Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Whether you have incurred a “Disability” shall be determined by a physician selected by Odyssey or its insurers, which physician is reasonably acceptable to you (or your legal representative). If the parties cannot agree on a licensed physician, each party shall select a licensed physician and the two physicians shall select a third who shall be the approved licensed physician for this purpose.

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August 6, 2014

b. Cause. Your employment may be terminated at any time by Odyssey with or without Cause. For purposes of this Agreement, “Cause” means dismissal for: (i) willfully engaging in misconduct that is materially injurious to Odyssey; (ii) your willful and repeated failure to discharge your duties hereunder (other than any such failure resulting from incapacity due to physical or mental illness); (iii) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (iv) the performance of an illegal act that is materially injurious to Odyssey while purporting to act in Odyssey’s behalf; (v) embezzlement, misappropriation, or fraud; or (vi) your material breach of Section 6 or your unauthorized use or disclosure of confidential information or trade secrets in a manner that is materially injurious to Odyssey. A termination will not be for “Cause” pursuant to clauses (i), (ii), (iv) or (vi), to the extent such conduct is curable, unless Odyssey shall have notified you in writing describing such conduct and prescribing conduct required to cure such conduct and you shall have failed to cure such conduct within ten (10) business days after your receipt of such written notice. For purposes of this definition of Cause, no act or failure to act on your part will be considered willful if it is done, or omitted to be done, by you in good faith and with a good faith belief that your act or omission was in the best interests of Odyssey.

c. Good Reason. Your employment may be terminated at any time by you for Good Reason. For purposes of this Agreement, “Good Reason” means voluntary resignation after any of the following actions taken by Odyssey or any of its subsidiaries without your prior written consent: (i) a material diminution in your Base Salary; (ii) a material diminution in your authority, duties, or responsibilities; (iii) a requirement that you report to a corporate officer or employee instead of reporting directly to the Board; (iv) a material change in the geographic location of your principal office, or (v) a material breach by Odyssey of other obligations under this Agreement. A termination will not be for “Good Reason” unless you have provided a Notice of Termination to Odyssey’s general counsel or Board setting forth your intent to resign for Good Reason and specifying with reasonable particularity the grounds constituting “Good Reason” within 90 days of the initial existence of such grounds and Odyssey shall have failed to cure the event giving rise to Good Reason within 30 days after Odyssey’s receipt of such written notice.

d. Voluntary Termination. You may voluntarily terminate your employment without Good Reason, and such termination shall not be deemed to be a breach of this Agreement.

e. Notice of Termination. Any termination by Odyssey for Cause or by reason of your Disability, or by you for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(f) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by you or Odyssey to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of yours or Odyssey’s hereunder or preclude you or Odyssey from asserting such fact or circumstance in enforcing yours or Odyssey’s rights hereunder.

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August 6, 2014

f. Date of Termination. “Date of Termination” means (i) if your employment is terminated by Odyssey for Cause, or by you for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(e), as the case may be, (ii) if your employment is terminated by Odyssey other than for Cause or Disability, of if you voluntarily resign without Good Reason, the date on which the terminating party notifies the other party of such termination, (iii) if your employment is terminated by Odyssey due to Disability, the Disability Effective Date, or (iv) if your employment is terminated by reason of death, the date of death.

g. Resignation of All Other Positions. Upon termination of your employment hereunder for any reason, you agree to resign, effective on the Date of Termination from all positions that you hold as an officer or member of the board of directors (or a committee thereof) of Odyssey or any of its subsidiaries or affiliates

4. Obligations of Odyssey upon Termination.

a. Good Reason; Other Than for Cause; Notice of Non-Renewal. If, during the Employment Period, you terminate your employment for Good Reason or Odyssey terminates your employment without Cause or delivers a Notice of Non-Renewal, then Odyssey will provide you with the following severance payments and/or benefits:

(i) On the pay date immediately following the Date of Termination, Odyssey shall pay you in a lump sum, to the extent not previously paid, (A) the Base Salary through the Date of Termination, (B) the Bonus earned for any Bonus Year ended prior to the year in which the Date of Termination occurs, provided that you were employed on the last day of such Bonus Year, (C) the value of your unused vacation time accrued through the Date of Termination, calculated on the basis of your Base Salary at such time, and (D) reimbursement for unreimbursed reasonable business expenses (collectively, the “Accrued Obligations”);

(ii) An aggregate amount equal to 200% of the sum of your Base Salary and Target Bonus for the year in which the Date of Termination occurs (the “Cash Severance”), which shall be paid in equal monthly installments the last of which will be made prior to the second anniversary of the Date of Termination in accordance with Odyssey’s normal payroll practices; provided that such payments will be accelerated to the extent necessary to comply with or qualify for an exemption from Section 409A of the Internal Revenue Code (the “Code”);

(iii) Odyssey will pay you a prorated Bonus for the year in which the Date of Termination occurs, based on actual performance for such year, the amount of which prorated Bonus, if any, shall be determined and paid on or before March 15 of the year immediately following the end of the Fiscal Year to which such Bonus relates and in accordance with the terms of the Plan;

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(iv) If you timely and properly elect continuation coverage under COBRA, Odyssey shall reimburse you for the monthly COBRA premium paid by you for yourself and your dependents sufficient to continue your group health insurance coverage at the same level of coverage received as of the Date of Termination. Such reimbursement shall be paid to you on the 5th day of the month immediately following the month in which you timely remit the premium payment. You shall be eligible to receive such reimbursement until the earlier of: (i) the second anniversary of the Date of Termination; and (ii) the date you are no longer eligible to receive COBRA continuation coverage; and

(v) Notwithstanding the terms of the 2005 Plan, any other equity incentive plan of Odyssey, or any award agreements with you, as applicable (collectively, the “Equity Documents”):

(A) all outstanding unvested stock options granted to you before or during the Employment Period will become fully vested and exercisable for the remainder of their full term;

(B) all outstanding awards of restricted stock other than the Restricted Shares will become fully vested and any restrictions thereon shall lapse; and

(C) 50% of any outstanding Restricted Shares will become fully vested, and the balance shall remain outstanding and shall vest or be forfeited in accordance with the terms of this Agreement and the award agreement until the 5th anniversary of the date such Restricted Shares were granted.

b. Cause; Other than for Good Reason. If your employment shall be terminated by Odyssey for Cause or by you without Good Reason during the Employment Period, or if your employment terminates by reason of you providing a Notice of Non-Renewal, then Odyssey shall have no further payment obligations to you other than for payment of the Accrued Obligations. Thereafter, Odyssey shall have no further obligation to you other than the obligation to indemnify you pursuant to Section 7, provided, however, that Odyssey shall have no obligation to indemnify you for any act resulting in your termination for Cause.

c. Death. If your employment is terminated by reason of your death, then Odyssey shall pay your legal representatives within 30 days following such termination the Accrued Obligations.

d. Disability. If your employment is terminated by reason of your Disability, then Odyssey will provide you with the severance payments and/or benefits set forth in clauses (i) through (v) of Section 4(a).

e. General Release. The obligations of Odyssey to make payments under Sections 4(a) and (d) (other than the Accrued Obligations) are conditioned on you or your legal representative’s (as applicable) executing and delivering a general release of claims against Odyssey, and its subsidiaries and affiliated companies and their respective successors and assigns (and the officers and directors of such entities) in substantially the form attached hereto

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as Exhibit A (the “Release”) with such Release becoming effective not more than [90] days after the Date of Termination (the “Release Execution Period”), provided, however, that if the Release Execution Period begins in one taxable year and ends in the next taxable year, payments of Cash Severance shall not be made until the beginning of the second taxable year; provided, further, that the first installment payment of Cash Severance shall include all amounts that would otherwise have been paid to you during the period beginning on the Date of Termination and ending on the first payment date if no delay had been imposed.

5. Change of Control.

(a) Notwithstanding the terms of any Equity Document, immediately prior to consummation of a Change in Control;

(i) all outstanding unvested stock options granted to you before or during the Employment Period will become fully vested and exercisable for the remainder of their full term; and

(ii) all outstanding awards of restricted stock, other than the Restricted Shares, granted to you before or during the Employment Period will become fully vested and any restrictions thereon shall lapse.

(b) Notwithstanding any other provision contained herein, if your employment hereunder is terminated by you for Good Reason or by Odyssey on account of its failure to renew the Agreement in accordance with Section 1, or without Cause (other than on account of your death or Disability), in each case within twenty-four (24) months following a Change in Control:

(i) On the pay date immediately following such Date of Termination, Odyssey shall pay you in a lump sum, the Accrued Obligations;

(ii) Odyssey will pay you a lump sum amount equal to 250% of the sum of your Base Salary and Target Bonus for the year in which the Date of Termination occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs) within 30 days following the Date of Termination;

(iii) Odyssey will pay you a prorated Bonus for the year in which the Date of Termination occurs, based on actual performance for such year, the amount of which prorated Bonus, if any, shall be determined and paid on or before March 15 of the year immediately following the end of the Fiscal Year to which such Bonus relates and in accordance with the terms of the Plan;

(iv) If you timely and properly elect continuation coverage under COBRA, Odyssey shall reimburse you for the monthly COBRA premium paid by you for yourself and your dependents sufficient to continue your group health insurance coverage at the same level of coverage received as of the Date of Termination. Such reimbursement shall be paid to you on the 5th day of the month immediately following the month in which you timely

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remit the premium payment. You shall be eligible to receive such reimbursement until the earlier of: (i) the second anniversary of the Date of Termination; and (ii) the date you are no longer eligible to receive COBRA continuation coverage; and

(v) Notwithstanding the terms of any Equity Document:

(A) all outstanding unvested stock options granted to you before or during the Employment Period will become fully vested and exercisable for the remainder of their full term; and

(B) all outstanding awards of restricted stock granted to you before or during the Employment Period will become fully vested and any restrictions thereon shall lapse.

(c) For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i) one person (or more than one person acting as a group) acquires ownership of stock of Odyssey that, together with the stock held by such person or group, constitutes more than 40% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 40% of the total fair market value or total voting power of Odyssey’s stock and acquires additional stock;

(ii) one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of Odyssey’s stock possessing 25% or more of the total voting power of the stock of such corporation;

(iii) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iv) the sale of all or substantially all of Odyssey’s assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of Odyssey, a change in effective control of Odyssey, or a change in the ownership of a substantial portion of Odyssey’s assets under Section 409A.

6. Non-Solicitation and Non-Compete. During the period commencing on the Effective Date and ending on the first anniversary of the Date of Termination (the “Restricted Period”), you will not directly or indirectly, personally or through others (a) solicit, recruit, or attempt to solicit or recruit any employee, agent, licensor, content provider, supplier, distributor, customer or partner of Odyssey to curtail, cancel or terminate such employment, agency or business relationship that it has with Odyssey or its affiliates; or (b) own, manage, operate, control, participate in, perform services for, make any investment in, assist, or otherwise carry on, Odyssey’s business (such business, including the business of any subsidiary or controlled

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affiliate of Odyssey, is referred to herein as the “Company Business”) or any business that directly competes with the Company Business (other than in the course of performing duties to Odyssey or any of its affiliates as an employee or other service provider).

7. Indemnification/Insurance. If you are made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by you or Odyssey related to any contest or dispute between you and Odyssey or any of its affiliates with respect to this Agreement or your employment hereunder, by reason of the fact that you are or were a director or officer of Odyssey, or any affiliate of Odyssey, or are or were serving at the request of Odyssey as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, you shall be indemnified and held harmless by Odyssey to the maximum extent permitted under the general corporation law of the State of Nevada or other applicable law, from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by you in defense of any such Proceeding (including attorneys’ fees) shall be paid by Odyssey in advance of the final disposition of such litigation upon receipt by Odyssey of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by you or on your behalf to repay the amounts so paid if it shall ultimately be determined that you are not entitled to be indemnified by Odyssey under this Agreement. Your rights under this provision, the Articles of Incorporation and Bylaws of Odyssey, and any other written agreement between you and Odyssey concerning indemnification and advancement of expenses shall survive the termination of your employment hereunder. No amendment, alteration, or repeal of this Agreement or of any provision of it shall limit or restrict any of your rights under this Agreement in respect of any action taken or omitted by you prior to such amendment, alteration or repeal. To the extent that a change in the laws of the State of Nevada, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the laws of the State of Nevada, Odyssey intends that you enjoy by this Agreement the greater benefits afforded by such change. No right or remedy conferred in this provision is intended to be exclusive or any other right or remedy (including under the Articles of Incorporation and Bylaws of Odyssey) and every other right or remedy shall be cumulative and in addition to every other right and remedy given under this Agreement or existing before or after the date of this Agreement at law or in equity or otherwise (including under the Articles of Incorporation and Bylaws of Odyssey, and any other written agreement between you and Odyssey concerning indemnification and advancement of expenses). During the Employment Period and for a period of six (6) years thereafter, Odyssey or any successor to Odyssey will purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to you on terms that are no less favorable than the coverage provided to other directors and similarly situated senior executives of Odyssey.

8. Section 280G.

(a) Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by Odyssey or its affiliates to you or for your benefit pursuant to the terms of this

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Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section 8 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either (i) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”) or (ii) payable in full if your receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in you receiving an amount greater than the Reduced Amount.

(b) The Covered Payments shall be reduced in a manner that maximizes your economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(c) Any determination required under this Section 8 shall be made in writing in good faith by an independent accounting firm selected by Odyssey that is reasonably acceptable to you (the “Accountants”), which shall provide detailed supporting calculations to Odyssey and you as requested by Odyssey or you. Odyssey and you must provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. For purposes of making the calculations and determinations required by this Section 8, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on you and Odyssey. Odyssey will be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 8.

(d) It is possible that after the determinations and selections made pursuant to this Section 8 you will receive Covered Payments that are in the aggregate more than the amount provided under this Section 8 (“Overpayment”) or less than the amount provided under this Section 8 (“Underpayment”).

(i) If: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either Odyssey or you which the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then you will pay any such Overpayment to Odyssey.

(ii) If: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by Odyssey to you or for your benefit.

Mark D. Gordon

August 6, 2014

9. General Provisions.

a. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Florida to be applied. In furtherance of the foregoing, the internal law of the State of Florida will control the interpretation and construction of the Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

b. Arbitration of Claims. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted to and settled by binding arbitration, conducted before a single panel member sitting in a location selected by you within 50 miles from the location of Odyssey’s executive offices, in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators in that proceeding shall be binding on Odyssey and you. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. Each party will be responsible for its own costs and expenses in the arbitration proceeding, and one-half of the costs of the arbitrator. In addition, the arbitrator shall have the right, but not the obligation, to grant to the prevailing party recovery for all, or any portion of, the costs and expenses associated with such arbitration (including attorney’s fees) if the arbitrator deems it necessary and appropriate to satisfy the merits of the dispute.

c. Entire Agreement. This Agreement and the Equity Documents constitute the entire agreement, arrangement and understanding between you and Odyssey with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements, or representations by or between the parties, written or oral, which may have related to the subject matter hereof. Also, by your execution of this Agreement, you affirm that no one has made any written or oral statement that contradicts the provisions of this Agreement. In the event of any inconsistency between the terms contained in this Agreement and the terms contained in any Equity Document, the terms contained in this Agreement will control, and the provisions regarding vesting or termination contained in in any Equity Document will be superseded by the provisions of this Agreement to the extent of any conflict.

d. Successors and Assigns. This Agreement is personal to you and without the prior written consent of Odyssey shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon Odyssey and its successors and assigns. Odyssey will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Odyssey to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Odyssey would be required to perform it if no such succession had taken place. As used in this Agreement, “Odyssey” shall mean Odyssey as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

Mark D. Gordon

August 6, 2014

e. Counterparts. This Agreement may be executed in counterparts, each of which (including any signature transmitted via facsimile or email) shall be deemed to be an original, and all of which together shall constitute one instrument.

f. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via electronic mail, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, five days after deposit in the U.S. mail, one day after deposit with a reputable overnight courier service, and if delivered by email, when the recipient, by an email for the sender set forth below or by a notice delivered by another method in accordance with this Section 9(f), acknowledges having received that email, with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this Section 9(f).

If to Odyssey, to:

Odyssey Marine Exploration, Inc.
5215 West Laurel Street
Tampa, Florida 33607
Attention:	Melinda J. MacConnel, Esq., Executive Vice President, Secretary, and General Counsel
Telephone: (813) 789-6575
Email: mmacconnel@odysseymarine.com

If to you, to your address set forth above or the following electronic mail address: mark@odysseymarine.com.

g. No Mitigation. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement and any amounts payable pursuant to Section 4 or 5 shall not be reduced by compensation you earn on account of employment with another employer.

h. Withholding. Odyssey may withhold from any amounts payable or benefits to be provided to you under this Agreement or otherwise all Federal, state, city or other taxes and other amounts that Odyssey may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

i. Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of Odyssey and you and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

Mark D. Gordon

August 6, 2014

j. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

k. Section 409A.

(i) This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.

(ii) Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the you in connection with your termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Date of Termination (the “Specified Employee Payment Date”) or, if earlier, on your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which your separation from service occurs shall be paid to the you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(iii) To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (A) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (B) any reimbursement of an eligible expense shall be paid to you on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (C) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

Mark D. Gordon

August 6, 2014

Please sign where indicated below to signify your acceptance of this offer and your acknowledgement and agreement with the terms set forth herein.

Sincerely,

ODYSSEY MARINE EXPLORATION, INC

By:	/s/ Jon Sawyer

Name:	Jon Sawyer

Title:	Director

ACKNOWLEDGED AND AGREED:

/s/ Mark D. Gordon
Mark D. Gordon